EXHIBIT 10.3

SIXTH AMENDMENT TO
THE ZIONS BANCORPORATION, N.A.
PAYSHELTER 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN
(As amended and restated effective January 1, 2007)
This Sixth Amendment to the Zions Bancorporation, N.A. Payshelter 401(k) and Employee Stock Ownership Plan (“Plan”), as restated and amended effective January 1, 2007, is made and entered into this __11th _ day of September, 2020, by the Zions Bancorporation, N.A. Benefits Committee (“Committee”) on behalf of Zions Bancorporation, N.A. (“Employer”).
W I T N E S S E T H:
WHEREAS, the Employer has previously entered into the Plan, which Plan has been most recently restated and amended in its entirety effective for the plan year commencing on January 1, 2007, and for all plan years thereafter; and
WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and
WHEREAS, the Committee has been authorized and empowered by the Board of Directors of the Employer to adopt amendments or changes to the Plan which are designed to clarify a provision or provisions of the Plan or which are intended to maintain or bring the Plan into compliance with applicable Federal or state law, or which will not create or result in a significant increase in the cost to the Employer or any subsidiary thereof of maintaining or operating the Plan or have a material, substantive effect on the rights or obligations of the Employer or any subsidiary thereof with respect to the Plan; and
WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to amend the Plan to provide for earlier eligibility for “safe harbor” matching contributions under the Plan and to allow employees that have completed one year of service to receive matching contributions for deferrals made following the one-year anniversary of their hire date; and
WHEREAS, the Committee has determined that the earlier eligibility for the “safe harbor” matching formula will not create or result in a significant increase in the cost to the Employer or any subsidiary thereof of maintaining or operating the Plan;
NOW THEREFORE, in consideration of the foregoing premises, the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):
1.Section 2.7A is amended to read as follows:

2.7A    “Applicable Date” shall mean for purposes of determining Employer Matching Contributions and allocations of Employer Matching Contributions under Articles 5 and 6, the first day of the payroll period that includes the Participant’s completion of one Year of Service. “Applicable Date” shall mean for purposes of determining Employer Non-Elective Contributions and allocations of Employer Non-Elective Contributions under Articles 5 and 6, the earlier of the January 1 or July 1 that is on or after the Participant’s completion of one Year of Service.
2.    This Sixth Amendment shall be effective for the first payroll period ending after October 1, 2020 for Participants who have completed their one Year of Service between July 2, 2020 and October 1, 2020. For all other Participants, it is effective on October 1, 2020. In all other respects, the Plan is ratified and approved.
IN WITNESS WHEREOF, the Zions Bancorporation, N.A. Benefits Committee by its authorized representative has caused this Sixth Amendment to the Plan to be duly executed as of the date and year first above written.
ZIONS BANCORPORATION, N.A. BENEFITS COMMITTEE

By:_/s/ Paul Burdiss_____________________ __
Name:_Paul Burdiss________________________
Title:_Chief Financial Officer_________________

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